Exhibit 99.1

May 13, 2011

Dear Friends,

Today we announced financial results for the first quarter ended March 31, 2011, by filing our Form 10-Q (“10-Q”) with the Securities and Exchange Commission. I have summarized our results for you below and again in slightly more detail under “First Quarter 2011 Financial Highlights.”

Results for the first quarter were in line with our expectations. We were pleased with our net loan growth of $21.6 million or 57% on an annualized basis. We were also able to achieve our desired balance between Commercial and Industrial (C&I) loan growth and Commercial Real Estate (CRE) growth. We continue to believe that diversification in our loan portfolio is important to the attainment of attractive risk-adjusted returns. Deposit growth in the first quarter was $17.3 million, $10 million of which was in checking and money market accounts.

It is worth noting that Xenith’s solid loan growth in the first quarter remains counter to the general trends in industry. The Federal Reserve’s most recent Beige Book released April 13, 2011 stated that “most districts cited loan demand as either unchanged or slightly improved”. Our success in essentially growing market share (albeit admittedly a small share at this point) is a direct function of Xenith’s strategy of focusing capital, experience and expertise on “middle market” target customers.

On April 4, 2011, just a few days after the end of the first quarter, we were pleased to announce the closing of the sale of 4 million shares of our common stock. On April 14, 2011, we completed the sale of an additional 600,000 shares (the overallotment) to our underwriters. In total, we sold 4.6 million shares of our common stock at $4.25 per share for net proceeds of approximately $17.7 million. We believe that our ability to raise equity in this difficult environment for the sale of small bank stocks is a real vote of confidence in Xenith and its prospects. With this additional equity, we believe Xenith is now even better positioned to continue on its path toward successful growth and profitability.

FIRST QUARTER 2011 FINANCIAL HIGHLIGHTS

You may find the complete 10-Q in the Investors Relations section of our website at www.xenithbank.com or on the Securities and Exchange Commission’s website at www.sec.gov. We urge you to review the 10-Q as it provides additional information about our financial results for the first quarter ended March 31, 2011.

Total assets were $264 million at March 31, 2011, compared to $251 million at December 31, 2010.

•	On the asset side of the balance sheet, growth has come primarily from an increase in net loans of $21.6 million from $151.4 million at December 31, 2010 to $173.0 million at March 31, 2011.

•	On the liability side of the balance sheet, we also experienced strong deposit growth. Total deposits increased from $175.1 million at December 31, 2010 to $192.5 million at March 31, 2011.

•

Our capital position (which does not reflect our April 2011 public offering) remained strong, with shareholders’ equity of $47.6 million at March 31, 2011. Xenith’s Tier 1 risk-based capital ratio was 17.2% at March 31, 2011 compared to “well-capitalized” ratio of 6%.

•	Liquidity remained strong, with approximately $35.8 million of cash and cash equivalents plus securities available at March 31, 2011.

Our total net loan growth since December 31, 2010, of $21.6 million represents an annualized growth rate of 57%. This loan growth has been balanced between C&I growth of $10.7 million and CRE growth of $11.4 million, resulting in our loan mix being 44.9% C&I and 39% CRE at the end of the first quarter of 2011. The remainder of our loan portfolio, approximately 16%, is local residential real estate and consumer loans.

Deposit growth of $17.3 million since December 31, 2010 has largely funded our loan growth. Of that growth, $10 million, or nearly 58% has been in our targeted categories of transaction (checking and money market) accounts, and we continued to reduce our reliance on time deposits. Since our merger with First Bankshares in December 2009, we have reduced time deposits from nearly 78% of all deposits to 56.6% of total deposits at March 31, 2011.

We reported a net loss of $1.5 million for the first quarter of 2011 compared to a net loss of $1.1 million for the first quarter of 2010. The larger loss in 2011 was primarily a result of higher provision for loan and lease losses expense at March 31, 2011 and an income tax benefit at March 31, 2010. Net interest income (NII) for the first quarter 2011 increased $1.25 million to $2.77 million from $1.52 million in the first quarter of 2010. Non-interest expenses increased $367,000 from $3.05 million in the first quarter of 2010 to $3.42 in the first quarter of 2011.

This expansion of NII at a significantly more rapid pace than expense growth is the formula for moving consistently toward profitability. As I have stated in my previous letters, we have made a strategic investment in infrastructure that we must now leverage.

As noted earlier, our capital and liquidity positions are strong. Notwithstanding, given our strategic objectives of generating strong organic growth and being positioned to take advantage of other possible growth opportunities, we believe it was prudent to raise additional capital before beginning to approach regulatory capital limits. Thus, the additional net equity capital of approximately $17.7 million was raised in early April.

On a final note, while we remain sharply focused on controlling non-interest expense, we are selectively adding skilled professionals to our relationship manager (RM) and credit underwriting groups. We believe that the combination of credit-savvy, relationship-focused RMs collaborating with seasoned credit professionals to find workable solutions to client needs will be the backbone of our success. We extend a warm welcome to two new RMs, Stefan Hoenicke, SVP in our Northern Virginia office, Jenny Boniface, VP in our Richmond office, and to Brook Wright, SVP who has joined our senior credit team in Richmond.

As always, thank you for your continuing interest and support.

Sincerely,

T. Gaylon Layfield, III

President & Chief Executive Officer

All statements other than statements of historical facts contained in this letter, including statements regarding our plans, objectives and goals, future events or results, our competitive strengths and business strategies, and the trends in our industry are forward-looking statements. The words “believe,” “will,” “may,” “could,” “estimate,” “project,” “predict,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements made in this letter reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to us. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to us. If a change occurs, our business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, our forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the risks outlined in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission. Except as required by applicable law or regulations, we do not undertake, and specifically disclaim any obligation, to update or revise any forward-looking statement.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	As of March 31, 2011	As of December 31, 2010
ASSETS
Cash and Cash Equivalents	$4,506	$12,201
Securities Available for Sale	58,078	58,890
Loans, net	172,982	151,380
Other Assets	28,907	28,730

Total Assets	$264,473	$251,201

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$192,488	$175,139
Federal funds purchased and borrowed funds	22,191	25,000
Other liabilities	2,190	2,273

Total Liabilities	216,869	202,412
Total Shareholders’ Equity	47,604	48,789

Total Liabilities and Shareholders’ Equity	$264,473	$251,201

Financial Statistics (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010

Net Interest Income	$2,766	$1,515
Net Loss	$(1,474)	$(1,102)
Net Loss per Share, Basic and Diluted	$(0.25)	$(0.19)

Interest Rate Spread (1)	4.70%	2.99%
Net Interest Margin (2)	4.92%	3.38%

	At March 31, 2011	At December 31, 2010

Tier 1 Leverage Ratio	13.74%	14.78%
Well Capitalized	> 5.00%	> 5.00%
Regulatory Minimum	4.00%	4.00%

Tier 1 Risk-Based Capital Ratio	17.22%	20.33%
Well Capitalized	> 6.00%	> 6.00%
Regulatory Minimum	4.00%	4.00%

Total Risk-Based Capital Ratio	18.48%	21.38%
Well Capitalized	> 10.00%	> 10.00%
Regulatory Minimum	8.00%	8.00%

(1)	Average yield on average interest-earning assets less average rate on average interest-bearing liabilities.
(2)	Net interest income expressed as a percentage of average interest-earning assets.